UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  October 13, 2007

ISONICS CORPORATION

(Name of small business issuer as specified in its charter)

California	001-12531	77-0338561
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

5906 McIntyre Street, Golden, Colorado 80403

Address of principal executive offices

303-279-7900

Telephone number, including

Area code

Not applicable
Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02 –Termination of a Material Definitive Agreement.

Effective October 13, 2007, Lucent Technologies, Inc., now known as Alcatel-Lucent, (“Lucent”) terminated the Development & Licensing Agreement (the “Agreement”) between Lucent and Isonics Corporation (the “Company”). On December 5, 2005, we had approved a development plan that resulted in us becoming obligated under the Agreement, which we had originally entered into with Lucent in September 2005. We assigned our rights under the Agreement to our 90% owned subsidiary, SenseIt Corp. (“SenseIt”) in October 2006. Under the Agreement, we were attempting to develop next-generation infrared imaging and night vision surveillance technology based on Lucent’s micro electro-mechanical systems technology.

The Agreement provided that SenseIt would receive the exclusive right, except for certain rights reserved by Lucent, to make, use and sell licensed products arising from technology developed under the Agreement. In exchange, we (through our obligations to SenseIt) were funding certain of Lucent’s development efforts for the project through installment payments of a total development fee of $12,000,000. Directly and through SenseIt, we paid Lucent $6,000,000 of the $12,000,000 due, we paid Lucent an additional $333,000 start-up fee to recommence the program in August 2006, and we paid an additional $750,000 to or on behalf of SenseIt for its working capital purposes.

SenseIt failed to make a $1,000,000 payment due to Lucent on July 16, 2007. Lucent sent SenseIt and Isonics a notification of the delinquency on September 7, 2007, and on October 2, 2007 advised SenseIt and Isonics that, unless it received full payment of the amount due by October 13, 2007, the termination of the Agreement would be effective October 13, 2007. Isonics and SenseIt were unable to make payment to Lucent by the time demanded and, therefore, the Agreement should be considered terminated effective October 13, 2007. SenseIt remains in discussions with Lucent, but there can be no assurance that these discussions will result in the resuscitation of the Agreement.

As a result of our failure to make the payments to Lucent and the resulting termination of the Agreement, our investment in SenseIt and the Agreement (of approximately $7,000,000) has become valueless, and the project and all licenses granted under the Agreement were terminated. Since Isonics’ balance sheet reflected a carrying value for SenseIt and the Agreement of zero dollars, this termination does not have any impact on Isonics’ financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 18th day of October 2007.

Isonics Corporation

By:	/s/ John Sakys
John Sakys
President and Chief Executive Officer